UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Andrea Electronics Corporation

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

034393108

(CUSIP Number)

February 11, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 034393108		2 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) HFTP Investment L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO

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CUSIP No. 034393108		3 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Promethean Asset Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO; HC

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CUSIP No. 034393108		4 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James F. O’Brien, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) IN; HC

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CUSIP No. 034393108		5 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Promethean Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization New York limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO; HC

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CUSIP No. 034393108		6 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) HFTP Managers LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO; HC

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CUSIP No. 034393108		7 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Heracles Fund

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands corporation U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) CO; HC

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CUSIP No. 034393108		8 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Promethean Managers LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO; HC

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CUSIP No. 034393108		9 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Themis Managers LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) OO; HC

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CUSIP No. 034393108		10 of 15

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Themis Qualified Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,079,449 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

12.	Type of Reporting Person (See Instructions) PN; HC

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CUSIP No. 034393108	11 of 15

Item 1.
(a)	Name of Issuer Andrea Electronics Corporation
(b)	Address of Issuer’s Principal Executive Offices 45 Melville Park Road Melville, New York 11747

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship

HFTP Investment L.L.C.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited liability company

Promethean Asset Management, L.L.C.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited liability company

James F. O’Brien, Jr.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
U.S. citizen

Promethean Investment Group, L.L.C.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
New York limited liability company

HFTP Managers LLC
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited liability company

Heracles Fund
c/o Promethean Asset Management, L.L.C.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Cayman Island corporation

Promethean Managers LLC
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited liability company

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CUSIP No. 034393108	12 of 15

Themis Managers LLC
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited liability company

Themis Qualified Partners L.P.
750 Lexington Avenue, 22nd Floor
New York, New York 10022
Delaware limited partnership

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 034393108.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

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CUSIP No. 034393108			13 of 15

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

HFTP INVESTMENT L.L.C.

PROMETHEAN ASSET MANAGEMENT, L.L.C.

JAMES F. O’BRIEN, JR.

PROMETHEAN INVESTMENT GROUP, L.L.C.

HFTP MANAGERS LLC

HERACLES FUND

PROMETHEAN MANAGERS LLC

THEMIS MANAGERS LLC

THEMIS QUALIFIED PARTNERS L.P.

	(a)	Amount beneficially owned: 3,079,449 shares of Common Stock
(b)

Percent of class:

10.0%, but not in excess of 9.99%, as of the date hereof.  (Based on 29,108,018 shares of Common Stock issued and outstanding as of February 11, 2004 plus 1,800,000 shares issued to Reporting Persons since such date.)

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

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CUSIP No. 034393108	14 of 15

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

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CUSIP No. 034393108	15 of 15

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 20th day of February, 2004

/s/ James F. O’Brien, Jr.		HERACLES FUND
James F. O’Brien, Jr.
By: Promethean Asset Management, L.L.C.
HFTP INVESTMENT L.L.C.		Its: Investment Advisor

By: Promethean Asset Management, L.L.C.		By:	/s/ James F. O’Brien, Jr.
Its: Investment Manager		Name: James F. O’Brien, Jr.
Title: Managing Member
By:	/s/ James F. O’Brien, Jr.
Name: James F. O’Brien, Jr.		PROMETHEAN MANAGERS LLC
Title: Managing Member
		By:	/s/ James F. O’Brien, Jr.
PROMETHEAN ASSET		Name: James F. O’Brien, Jr.
MANAGEMENT, L.L.C.		Title: Managing Member

By:	/s/ James F. O’Brien, Jr.
Name: James F. O’Brien, Jr.		THEMIS MANAGERS LLC
Title: Managing Member
By: Promethean Managers LLC
Its: Managing Member
PROMETHEAN INVESTMENT
GROUP, L.L.C.		By:	/s/ James F. O’Brien, Jr.
Name: James F. O’Brien, Jr.
By:	/s/ James F. O’Brien, Jr.	Title: Managing Member
Name: James F. O’Brien, Jr.
Title: Managing Member
THEMIS QUALIFIED PARTNERS L.P.

HFTP MANAGERS LLC		By: Themis Managers LLC
Its: General Partner
By: Promethean Managers LLC		By: Promethean Managers LLC
Its: Managing Member		Its: Managing Member

By:	/s/ James F. O’Brien, Jr.	By:	/s/ James F. O’Brien, Jr.
Name: James F. O’Brien, Jr.		Name: James F. O’Brien, Jr.
Title: Managing Member		Title: Managing Member

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